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                                                                     EX-99.B(11)




CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion of our report dated December 1, 1995 on our audit of the financial statements and financial highlights of Managed Municipal Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A (No. 33-32819) under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Managed Municipal Fund, Inc. We also consent to the reference to our Firm under the headings "General Information" and "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 23, 1996